May 16, 2008

American International Group, Inc.
     70 Pine Street,
          New York, New York 10270.

Ladies and Gentlemen:

          In connection with the several purchases today by the Underwriters named in Schedule I to the Underwriting Agreement, dated May 12, 2008 (the “Underwriting Agreement”), between American International Group, Inc., a Delaware corporation (the “Company”), and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as Representatives of the several Underwriters named therein (the “Underwriters”), of 78,400,000 equity units (the “Securities”), we, as counsel for the Company, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Each Security has an initial stated amount of $75 and initially consists of a stock purchase contract (the “Stock Purchase Contract”), with settlement dates on each of February 15, 2011, May 1, 2011 and August 1, 2011, and a 1/40 undivided beneficial ownership interest in $1,000 principal amount of the Company’s 5.67% Series B-1 Junior Subordinated Debentures (the “Series B-1 Debentures”), a 1/40 undivided beneficial ownership interest in $1,000 principal amount of the Company’s 5.82% Series B-2 Junior Subordinated Debentures (the “Series B-2 Debentures”) and a 1/40 undivided beneficial ownership interest in $1,000 principal amount of the Company’s 5.89% Series B-3 Junior Subordinated Debentures (the “Series B-3 Debentures” and, together with the Series B-1 Debentures and the Series B-2 Debentures, “Debentures”). The Stock Purchase Contracts have been issued under the Purchase Contract Agreement, dated as of May 16, 2008 (the “Purchase Contract Agreement”), between the Company and The Bank of New York, as Purchase Contract Agent (the “Purchase Contract Agent”); the Debentures have been issued pursuant to Junior Subordinated Debt Indenture, dated as of March 13, 2007, as amended and supplemented by the Sixth, Seventh and Eighth Supplemental Indentures, each dated as of May 16, 2008 (collectively, the “Indenture”), between the Company and The Bank of New York, as Trustee (the “Trustee”); and up to 154,738,080 shares (the “Shares”) of the Company’s common stock, par value $2.50 per share (the “Common Stock”), are initially issuable upon settlement of the Stock Purchase Contracts. Upon the basis of the aforementioned examination, it is our opinion that:

(1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.

American International Group, Inc.

(2) The Debentures constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) The Stock Purchase Contracts constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(4) The Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(5) The Shares, when issued and paid for in accordance with the provisions of the Stock Purchase Contracts and the Purchase Contract Agreement, will be validly issued, fully paid and nonassessable.

            The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

            We have relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Purchase Contract Agreement has been duly authorized, executed and delivered by the Purchase Contract Agent, that the Securities and Debentures conform to the specimens thereof examined by us, that the Purchase Contract Agent’s certificates of authentication of the Securities have been manually signed by one of the Purchase Contract Agent’s authorized signatories, that the Trustee’s certificates of authentication of the Debentures have been manually signed by one of the Trustee’s authorized signatories, that the certificate for the Shares will conform to the specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File Nos. 333-150865; 333-143992 and 333-106040). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP